CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174897, 333-197616, 333-212612, 333-222369, and 333-228628 on forms S-8, Registration Statement No. 333-225377 on Form S-3, and Registration Statement Nos. 333-224621, 333-218021, and 333-212735 on Form S-1 of Sigma Labs, Inc. of our report dated April 1, 2019, relating to our audits of the financial statements which appear in this Annual Report on Form 10K of Sigma Labs, Inc. for the years ended December 31, 2018 and 2017.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

April 1, 2019